Exhibit 23.1

Lara Marambio & Asociados RIF J-00327665-0 Torre B.O.D., Piso 21 Av. Blandĺn, La Castellana Caracas 1060 - Venezuela Telf: +58 (212) 206 8501 Fax: +58 (212) 206 8870 www.deloitte.com/ve

CONSENT OF INDEPENDENT AUDITORS

We consent to the use in this Registration Statement on Schedule B of our report dated January 30, 2015 relating to the financial statements as of and for the years ended December 31, 2014, 2013 and 2012 of Corporación Andina de Fomento (CAF), and of our report dated January 30, 2015 relating to management’s assertion that CAF maintained effective internal control over financial reporting as of December 31, 2014, appearing in the Prospectus, which is a part of such Registration Statement, and to the reference to us under the headings “Selected Financial Information” and “Experts” in such Prospectus.

/s/ Deloitte

August 6, 2015

Caracas - Venezuela

Lara Marambio & Asociados. A member firm of Deloitte Touche Tohmatsu Limited.

www.deloitte.com/ve

Deloitte refers to one or more of Deloitte Touche Tohmatsu Limited, a UK private company limited by guarantee, and its network of member firms, each of which is a legally separate and independent entity. Please see www.deloitte.com/about for a detailed description of the legal structure of Deloitte Touche Tohmatsu Limited and its member firms.